EXHIBIT 3.8
CERTIFICATE OF FORMATION
OF
CPM SA LLC
July 10, 2008
     This Certificate of Formation of CPM SA LLC (the “Company”) is being executed by the undersigned for the purpose of forming a limited liability company under the Delaware Limited Liability Company Act, Del. Code, tit. 6, Section 18-101 et seq., as amended from time to time (the “Act”).
1.	Name. The name of the limited liability company formed hereby is “CPM SA LLC”.
2.	Registered Office. The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centreville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808.
3.	Registered Agent. The name and address of the registered agent for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centreville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808.
4.	Indemnification. The Company shall indemnify, to the full extent permitted by the Act, as amended from time to time, all persons whom it is permitted to indemnify pursuant thereto.
[Signature Page Follows]

     IN WITNESS WHEREOF, the undersigned has caused this Certificate of Formation to be duly executed as of the date first above written.

AUTHORIZED PERSON
/s/ Douglas Ostrich
Name:	Douglas Ostrich

2